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                                                                    Exhibit 23.1

                       CONSENT OF KPMG PEAT MARWICK LLP

The Board of Directors
Unitog Company:

We consent to the incorporation by reference in the registration statement on Form S-3 of Unitog Company of our report dated March 15, 1996, relating to the consolidated balance sheets of Unitog Company as of January 28, 1996, and January 29, 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three fiscal years ended January 28, 1996, which report appears in the 1996 Annual Report on Form 10-K of Unitog Company, and to the reference to our firm under the heading "Experts" in the prospectus.

                                                 /s/ KPMG Peat Marwick LLP
                                                 KPMG Peat Marwick LLP



Kansas City, Missouri
September 18, 1996

                                      E-3